EXHIBIT 20.1


                                              [HANOVER DIRECT LOGO]

FOR IMMEDIATE RELEASE

CONTACT:   Hanover Direct, Inc.                            The MWW Group
           Brian C. Harriss                                Jamie Schwartz
           E.V.P & Chief Financial Officer                 Rich Tauberman
           Tel: (201) 272-3224                             Tel: (201) 507-9500

  HANOVER DIRECT REPORTS SECOND QUARTER 2001 NET EARNINGS OF $12.7 MILLION FROM
            ASSET SALES AND STRATEGIC BUSINESS REALIGNMENT BENEFITS

WEEHAWKEN, NJ, August 14, 2001 -Hanover Direct, Inc. (AMEX: HNV) today announced operating results for the 13 and 26 weeks ended June 30, 2001.

Hanover Direct, Inc. reported Net Revenues of $133.5 million for the 13 weeks ended June 30, 2001, a decrease of $9.9 million or 6.9% from the comparable period in 2000, primarily due to the elimination of catalogs at the end of last year. The Company reported Net Earnings of $12.7 million for the 13 weeks ended June 30, 2001, including a gain of $22.8 million on the sale of the Improvements business and a gain of $1.5 million on the sale of its warehouse in Hanover, Pennsylvania. The Company reported a Net Loss of $(13.7) million in the comparable period in 2000. The profit improvement of $26.4 million was primarily due to: the gain on sale of the Improvements business; the gain on sale of the Hanover, Pennsylvania warehouse; decreased cost of sales and operating expenses; and decreased general and administrative expenses; partially offset by: decreased net revenues; and additional special charges associated with the Company's strategic business realignment program.

For the 26 weeks ended June 30, 2001, Hanover Direct, Inc. reported Net Revenues of $277.8 million, an increase of $4.2 million or 1.5% from the comparable period in 2000. The Company reported Net Earnings of $5.1 million for the 26 weeks ended June 30, 2001 (which included a gain of $22.8 million on the sale of the Improvements business and a gain of $1.5 million on the sale of its warehouse in Hanover, Pennsylvania) versus a Net Loss of $(27.1) million in the comparable period in 2000. The profit improvement of $32.2 million was primarily due to: the gain on sale of the Improvements business; the gain on sale of the Hanover, Pennsylvania warehouse; decreased cost of sales and operating expenses; and decreased general and administrative expenses; partially offset by: increased selling expenses; and special charges associated with the Company's strategic business realignment program.

The Company's results for the 13 and 26 weeks ended June 30, 2001 include continued charges related to the strategic business realignment program announced on January 5, 2001 of $5.0 million and $6.1 million, respectively. In the 13 weeks ended June 30, 2001, the Company provided special charges of $5.0 million, primarily related to: the exit from the Maumelle and Hanover warehouses, including the write-down for impairment of remaining assets at both facilities; severance costs related to the elimination of positions at the Hanover, Pennsylvania facility; and the reduction of 32 FTE positions across other areas of the Company's business.

A conference call with the management of Hanover Direct, Inc. to review the Fiscal 2001 first half operating results and ongoing strategic restructuring activities will be held on Tuesday, August 14, 2001 at 11 a.m. Eastern Time. If you would like to participate in the call, please call 212-346-0250 between 10:50 a.m. and 10:55 a.m. Eastern Time. The call will begin promptly at 11:00 a.m. Eastern Time. A re-play of the conference will be available from 1:00 p.m. Eastern Time on August 14, 2001 until 11:59 p.m. Eastern Time on August 15, 2001 and can be accessed by calling 800-633-8284 (domestic) and 858-812-6440 (International) and entering the Code #: 19480756.

ABOUT HANOVER DIRECT, INC.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Encore, Silhouettes, International Male, Undergear, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, and also provides the logistical, IT and fulfillment needs of Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.


================================================================================

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                      HANOVER DIRECT, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
                                   (UNAUDITED)



                                                         JUNE 30,       DECEMBER 30,
                                                           2001            2000
                                                           ----            ----

                      ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                         $   2,099     $   1,691
      Accounts receivable, net                             18,898        27,703
      Inventories                                          60,918        69,612
      Prepaid catalog costs                                22,900        23,084
      Deferred tax asset, net                               3,300         3,300
      Other current assets                                  3,040         3,056
                                                        ---------     ---------
            Total Current Assets                          111,155       128,446
                                                        ---------     ---------

PROPERTY AND EQUIPMENT, AT COST:
      Land                                                  4,509         4,724
      Buildings and building improvements                  18,189        23,442
      Leasehold improvements                               12,313        12,624
      Furniture, fixtures and equipment                    59,352        59,773
      Construction in progress                                298           647
                                                        ---------     ---------
                                                           94,661       101,210
      Accumulated depreciation and amortization           (57,265)      (55,570)
                                                        ---------     ---------
      Property and equipment, net                          37,396        45,640
                                                        ---------     ---------
      Goodwill, net                                         9,447        15,816
      Deferred tax asset, net                              11,700        11,700
      Other assets                                          1,384         1,417
                                                        ---------     ---------
            Total Assets                                $ 171,082     $ 203,019
                                                        =========     =========

                      HANOVER DIRECT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                         JUNE 30,       DECEMBER 30,
                                                                           2001            2000
                                                                           ----            ----
           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
       Current portion of long-term debt and capital lease obligations   $   3,126    $   3,718
       Accounts payable                                                     56,799       67,858
       Accrued liabilities                                                  27,618       34,443
       Customer prepayments and credits                                      6,494        5,592
                                                                         ---------    ---------
           Total Current Liabilities                                        94,037      111,611
                                                                         ---------    ---------
NON-CURRENT LIABILITIES:
       Long-term debt                                                       15,980       35,318
       Other                                                                 7,403        8,914
                                                                         ---------    ---------
           Total Non-current Liabilities                                    23,383       44,232
                                                                         ---------    ---------
           Total Liabilities                                               117,420      155,843
                                                                         ---------    ---------
SERIES A CUMULATIVE PARTICIPATING PREFERRED
STOCK, mandatory redemption at $50 per share ($70,000),
2,345,000 shares authorized, 1,588,235 shares
issued at June 30, 2001 and 1,475,498 shares issued
at December 30, 2000                                                        77,509       71,628
SHAREHOLDERS' EQUITY (DEFICIT):
Common Stock, $.66 2/3 par value, 300,000,000 shares
authorized; 214,425,498 shares issued at June 30, 2001 and
December 30, 2000                                                          142,951      142,951
       Capital in excess of par value                                      303,110      307,595
       Accumulated deficit                                                (466,561)    (471,651)
                                                                         ---------    ---------
                                                                           (20,500)     (21,105)
                                                                         ---------    ---------
Less:
Treasury stock, at cost (2,239,167 shares at June 30, 2001 and
729,167 shares at December 30, 2000)                                        (2,930)      (2,223)
       Notes receivable from sale of Common Stock                             (417)      (1,124)
                                                                         ---------    ---------
           Total Shareholders' Equity (Deficit)                            (23,847)     (24,452)
                                                                         ---------    ---------
           Total Liabilities and Shareholders' Equity (Deficit)          $ 171,082    $ 203,019
                                                                         =========    =========

                      HANOVER DIRECT, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                 FOR THE 13-WEEKS ENDED    FOR THE 26-WEEKS ENDED
                                                                 ----------------------    ----------------------
                                                                 JUNE 30,      JUNE 24,    JUNE 30,     JUNE 24
                                                                 ---------    ---------    ---------    ---------
                                                                   2001          2000        2001         2001
                                                                 ---------    ---------    ---------    ---------
NET REVENUES                                                     $ 133,507    $ 143,406    $ 277,801    $ 273,556
                                                                 ---------    ---------    ---------    ---------
OPERATING COSTS AND EXPENSES
     Cost of sales and operating expenses                           83,204       96,147      175,615      184,377
     Special charges                                                 5,025           --        6,081           --
     Selling expenses                                               37,679       37,053       77,057       69,020
     General and administrative expenses                            15,399       19,074       30,695       36,927
     Depreciation and amortization                                   1,940        2,479        3,899        4,938
                                                                 ---------    ---------    ---------    ---------
                                                                   143,247      154,753      293,347      295,262
                                                                 ---------    ---------    ---------    ---------
(LOSS) FROM OPERATIONS                                              (9,740)     (11,347)     (15,546)     (21,706)
     Gain on sale of Improvements                                   22,818           --       22,818           --
     Gain on sale of Kindig Lane                                     1,529           --        1,529           --
                                                                 ---------    ---------    ---------    ---------
EARNINGS (LOSS) BEFORE INTEREST AND
TAXES                                                               14,607      (11,347)       8,801      (21,706)
     Interest expense, net                                           1,845        2,309        3,651        5,323
                                                                 ---------    ---------    ---------    ---------
EARNINGS (LOSS) BEFORE INCOME
TAXES                                                               12,762      (13,656)       5,150      (27,029)
     Income tax provision                                               30           30           60          105
                                                                 ---------    ---------    ---------    ---------
NET EARNINGS (LOSS) AND
COMPREHENSIVE EARNINGS (LOSS)                                       12,732      (13,686)       5,090      (27,134)
     Preferred stock dividends and accretion                         2,984           --        5,864           87
                                                                 ---------    ---------    ---------    ---------
NET EARNINGS (LOSS) APPLICABLE TO
COMMON SHAREHOLDERS                                              $   9,748    $ (13,686)   $    (774)   $ (27,221)
                                                                 =========    =========    =========    =========
NET EARNINGS (LOSS) PER COMMON
SHARE:
Net earnings (loss) per common share - basic
and diluted                                                      $     .05    $    (.06)   $     .00    $    (.13)
                                                                 =========    =========    =========    =========
     Weighted average common shares outstanding -
        basic and diluted (thousands)                              212,186      213,553      212,327      212,742
                                                                 =========    =========    =========    =========
     Weighted average common shares outstanding -
       basic and diluted (thousands)                               212,188      213,553      212.327      212,742
                                                                 =========    =========    =========    =========

                      HANOVER DIRECT, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                  FOR THE 26-WEEKS ENDED
                                                                                  ----------------------
                                                                                  JUNE 30,      JUNE 24,
                                                                                  ---------    ---------
                                                                                    2001         2000
                                                                                  ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)                                                               $  5,090    $(27,134)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
      Depreciation and amortization, including deferred fees                         4,212       6,804
      Provision for doubtful accounts                                                  283       2,322
      Special charges                                                                2,388          --
      Gain on sale of Improvements                                                 (22,818)         --
      Gain on sale of Kindig Lane                                                   (1,529)         --
      Compensation expense related to stock options                                  1,379       2,474
Changes in assets and liabilities, net of sale of business:
      Accounts receivable                                                            7,928        (957)
      Inventories                                                                    5,382      (9,664)
      Prepaid catalog costs                                                         (3,824)     (1,339)
      Accounts payable                                                              (2,377)       (126)
      Accrued liabilities                                                           (9,241)     (5,678)
      Customer prepayments and credits                                               1,051          47
      Other non-current liabilities                                                 (1,577)         --
      Other, net                                                                      (248)       (630)
                                                                                  --------    --------
Net cash (used) in operating activities                                            (13,901)    (33,881)
                                                                                  --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisitions of property and equipment                                          (734)     (5,991)
      Proceeds from sale of Blue Ridge Associates                                       --         838
      Proceeds from sale of Improvements                                            30,235          --
      Proceeds from sale of Kindig Lane                                              4,671          --
                                                                                  --------    --------
Net cash provided by (used in) investing activities                                 34,172      (5,153)
                                                                                  --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net (payments) borrowings under Congress revolving loan facility             (15,029)     27,644
      Net (payments) borrowings under Congress term loan facility                   (4,746)     11,344
      Borrowing under Richemont line of credit facility                                 --      25,000
      Redemption of Term financing facility                                             --     (16,000)
      Redemption of Industrial Revenue Bonds                                            --      (8,000)
      Payment of debt issuance costs                                                    --      (2,325)
      Proceeds from issuance of Common Stock                                            --         848
      Series B Convertible Additional Preferred Stock dividends                         --        (920)
      Other, net                                                                       (88)       (156)
                                                                                  --------    --------
Net cash (used in) provided by financing activities                                (19,863)     37,435
                                                                                  --------    --------
Net increase (decrease) in cash and cash equivalents                                   408      (1,599)
Cash and cash equivalents at the beginning of the year                               1,691       2,849
                                                                                  --------    --------
Cash and cash equivalents at the end of the period                                $  2,099    $  1,250
                                                                                  ========    ========